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                        INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Form 8-K of U.S. Restaurant Properties Master, L.P. of our report dated April 24, 1996, related to Motel Enterprises, Inc. and the Applicable Stores to be acquired by U.S. Restaurant Properties Master, L.P. and to the incorporation by reference of our report in the Registration Statement of U.S. Restaurant Properties Master, L.P. on Form S-3.



William C. Love, CPA
Austin, TX




April 25, 1996